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                        CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated March 24, 1997, which appears on page F-1 and our report on the financial statements of Woodholly Productions dated March 24, 1997, which appears on page F-12 of VDI Media's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report dated September 17, 1997, which appears in item 7(a) of the Current Report on Form 8-KA dated October 14, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Price Waterhouse LLP

Costa Mesa, California
March 25, 1998